LIMITED WAIVER OF FINANCIAL COVENANT

November 18, 2008

Cavalier Homes, Inc.
Cavalier Home Builders, LLC
Cavalier Real Estate Co., Inc.
Quality Housing Supply, LLC
CIS Financial Services, Inc.
Ridge Point Manufacturing, LLC
32 Wilson Blvd., Suite 100
Addison, Alabama 35540

Re:
Loan and Security Agreement dated as of March 31, 2000, as amended, between First Commercial Bank, as Lender, and Cavalier Homes, Inc., Cavalier Properties, Inc., Cavalier Home Builders, LLC, Cavalier Real Estate Co., Inc., Quality Housing Supply, LLC, CIS Financial Services, Inc., BRC Components, Inc., The Home Place, LLC, and Ridge Point Manufacturing, LLC, as Borrowers (the “Loan Agreement”)

Ladies and Gentlemen:

The above-referenced Loan Agreement restricts the ability of Borrower to redeem, purchase or retire any of its capital stock which exceed, in the aggregate for all such payments, fifty percent (50%) of the average of its consolidated net income for the two most recent fiscal years.  You have requested that we temporarily waive this restriction in order to purchase the repurchase by Cavalier Homes, Inc., of up to $2,000,000 in principal amount of its shares.  Lender is willing to consent to your request based on the following:

1.           We agree to a one-time waiver of the restriction on your ability to purchase common shares of stock of Cavalier Homes, Inc., so as to permit the repurchase of said shares in an aggregate principal amount not to exceed $2,000,000.

2.           The repurchase may occur at any time between the date of this letter and April 15, 2009.

3.           The waiver shall extend only to the repurchase of shares and shall not be deemed to permit the payment of any dividends of the making of any other payments or distributions on account of your capital stock.

4.           The repurchase must not result in breach or violation of any of the provisions of the Loan Agreement, other than the provisions of Section 7.2(I) waived above, and you must be in strict compliance with all covenants in the Loan Agreement, including financial covenants, after the repurchase.

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5.           This waiver shall be strictly limited to the provision referenced above and shall be strictly construed.  No waiver of any covenant should be implied by this action, nor shall this action waive any other financial or other covenant contained in the Loan Agreement.

Please execute below to confirm your acceptance of the terms on which this waiver is made and your commitment to meet the specified conditions.  This waiver shall not be effective until executed by Borrower.

Yours very truly,

FIRST COMMERCIAL BANK

By:	/s/ JAMES W. BRUNSTAD
Print Name:	James W. Brunstad
Title:	Senior Vice President

ACKNOWLEDGED AND AGREED TO:
CAVALIER HOMES, INC., a Delaware corporation

By:	/s/ MICHAEL R. MURPHY
Print Name:	Michael R. Murphy
Title:	Vice President

CAVALIER HOME BUILDERS, LLC, a Delaware limited liability company

By:	/s/ MICHAEL R. MURPHY
Print Name:	Michael R. Murphy
Title:	President

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CAVALIER REAL ESTATE CO., INC., a Delaware corporation

By:	/s/ MICHAEL R. MURPHY
Print Name:	Michael R. Murphy
Title:	President

QUALITY HOUSING SUPPLY, LLC, a Delaware limited liability company

By:	/s/ MICHAEL R. MURPHY
Print Name:	Michael R. Murphy
Title:	Vice President

CIS FINANCIAL SERVICES, INC., an Alabama corporation

By:	/s/ JEFF SKELTON
Print Name:	Jeff Skelton
Title:	Secretary

RIDGE POINTE MANUFACTURING, LLC, an Alabama limited liability company

By:	/s/ MICHAEL R. MURPHY
Print Name:	Michael R. Murphy
Title:	Managing Member

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